Exhibit 99.1

FOR IMMEDIATE RELEASE

AXION INTERNATIONAL APPOINTS STEVEN L. SILVERMAN AS NEW PRESIDENT AND CHIEF OPERATING OFFICER

Veteran Sales, Operational Management and Business Development executive will lead company’s growth and integration into diverse markets

NEW PROVIDENCE, N.J.  TBD – Axion International (OTCBB: AXIH) producer of the world’s strongest recycled, composite plastic industrial building products, announced today that Steven L. Silverman has been appointed President and Chief Operating Officer. Silverman will join Axion after more than a dozen years at Archbrook Laguna, LLC, a private $1 billion supply chain services provider where he most recently served as Executive Vice President.

“I am extremely proud and excited to announce that Steve is joining Axion as our new President and Chief Operating Officer,” stated Jim Kerstein, Axion CEO. “Steve’s organizational management and decision-making experience for high-growth environments offers Axion an exceptionally talented individual. I have absolute confidence that Steve is the executive to help fulfill our strategic goals of positioning Axion as a major building supply company, leading the way with green-tech solutions for use in domestic as well as international infrastructure development.”

In his most recent position, Silverman was a major contributor to a five-fold increase in revenues at Archbrook Laguna. He led the company’s diversification strategy, formed unique joint ventures with international companies, and held a key role in the company’s organizational restructuring and long-term strategic development. As VP of Operations and Business Development prior to becoming EVP, Silverman was credited with developing their operational infrastructure and scalable platform, managed the implementation of that platform and marketing strategy, and led the company’s transformation into new business channels. He also led the merger team that integrated BDI and Laguna into one company.

“Joining Axion, an expanding organization, that has an enormous opportunity to transform the construction and infrastructure industries with its proven unique products is an opportunity I value,” stated Silverman. “I’m so eager to get started and look forward to working with the team already assembled and building upon their strengths. The company has achieved incredible accomplishments and established valuable relationships with highly respected partners. I plan to accelerate that activity and add more formidable partnerships in the rail, roads and bridges, Military and marine industry segments.”

Prior to joining Archbrook Laguna in 1997, Silverman worked with such companies as Campbell Soup Company, where as Director of Global Accounts he established and directed cross-functional teams from Sales, Marketing, R&D, Operations and Finance. He also played a key role in divisional acquisition evaluation. For a brief period Silverman founded and managed Premier Marketing Services, LLC. Before that he was at Sara Lee Bakery and Ernest & Julio Gallo Winery mostly in sales and marketing. Silverman is a graduate of Widener University and holds a Bachelor of Science in Business Administration. Silverman is also known in his home state of New Jersey as one of the founders of The Bergen County Charity Baseball Classic, which over the last seven Memorial Days has raised more than $200,000 for local children’s charities and promotes good values and strength of character to its 8 – 14 year old participants.

Kerstein added, “I’d like to thank our interim President, Miles Slater, who provided exceptional leadership and guidance during one of the most critical stages in our company’s growth. I look forward to Miles continuing his role as a valuable advisor, confidante and guiding force as a key member of our Board of Directors.”

Developed in conjunction with Rutgers University’s Materials Sciences and Engineering Department, Axion’s Recycled Structural Composite (RSC) is inert and contains no toxic materials. It is impervious to insect infestation, will never leach toxic chemicals nor warp. Because it is lighter than traditional materials, transporting RSC is less expensive and reduces energy costs. In addition, RSC is completely recyclable at the end of its functional life.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance. For additional information, please visit Axion’s corporate website: www.axionintl.com

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